UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

February 1, 2007

Date of Report

(Date of earliest event reported)

GENWORTH FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32195	33-1073076
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6620 West Broad Street, Richmond, VA		23230
(Address of principal executive offices)		(Zip Code)

(804) 281-6000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On February 1, 2007 (the “Effective Date”), Genworth Financial, Inc. (the “Company”) and George R. Zippel, the Company’s former President and Chief Executive Officer — Protection, entered into an agreement that provides the terms and conditions of Mr. Zippel’s separation from the Company (the “Separation Agreement”).

Pursuant to the Separation Agreement, Mr. Zippel will continue to be employed by the Company and receive his current base salary ($500,000 per annum) until the earlier of the date upon which he commences new employment or December 31, 2007. In the event Mr. Zippel accepts employment with another company prior to December 31, 2007, he will receive his remaining 2007 base salary in a lump sum payment. On or before March 31, 2007, Mr. Zippel also will receive a one-time lump sum payment of $1,370,000 as compensation earned under the 2004-2006 Genworth Long Term Performance Award. In addition, Mr. Zippel will receive one bonus payment of $750,000 on or before March 31, 2007 and a second bonus payment of $250,000 on or before March 31, 2008. Upon termination of his employment, Mr. Zippel will become fully vested in his retirement benefits under the Company’s Supplemental Executive Retirement Plan (payments under which will commence when he reaches age 60). In addition, a portion of the outstanding equity awards previously granted to Mr. Zippel, consisting of 21,411 stock options, 144,220 stock appreciation rights, and 20,948 restricted stock units, became fully vested as of the Effective Date. All other unvested equity awards granted to Mr. Zippel were cancelled as of the Effective Date. Prior to the termination of his employment, Mr. Zippel will continue to participate in the Company’s benefit plans and other executive benefits that previously were available to him.

Mr. Zippel has agreed not to solicit employees of the Company for a period of two years following termination of his employment. In addition, Mr. Zippel has agreed not to solicit certain long-term care and life insurance clients or customers of the Company for a period of eighteen months following termination of his employment. The Separation Agreement also includes a mutual release of claims and a non-disparagement provision.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GENWORTH FINANCIAL, INC.

Date: February 5, 2007	By:	/s/ Leon E. Roday
Leon E. Roday
Senior Vice President, General
Counsel and Secretary

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